Exhibit 99.2

ADDITIONAL NOTICE OF SALE OF COLLATERAL

Reference is made to (1) the Senior Secured Redeemable Convertible Debenture (the “Debenture”) issued by Gopher Protocol Inc., a Nevada corporation, now known as GBT Technologies, Inc., a Nevada corporation (the “Company” or “Corporation”) to Discover Growth Fund, LLC, a U.S. Virgin Islands limited liability company (the “Investor” or “Holder”) on December 3, 2018, pursuant to the Securities Purchase Agreement of even date therewith (the “Agreement”); (2) the Notice of Default and Notice of Sale of Collateral from Holder dated May 28, 2019, (3) the Amended Notice of Default and Notice of Sale of Collateral from Holder dated October 24, 2019, (3) the Order and Notice of Hearing dated November 25, 2019 in Gopher Protocol Inc. v. Discover Growth Fund, LLC, Case No. 2:19-CV-1039 JCM (BNW), and (4) the Final Award dated January 31, 2020 in Gopher Protocol Inc. v. Discover Growth Fund, LLC, JAMS Reference No. 1260005395.

Pursuant to Section V.H of the Agreement, “H. Remedies. Upon the occurrence of any Event of Default and at any time thereafter, Investor may declare all Obligations secured hereby immediately due and payable and shall have, in addition to any remedies provided herein or by any applicable law or in equity, all the remedies of a secured party under the UCC. …”

Pursuant to Section V.H of the Agreement, Investor hereby declares all Obligations secured by the Agreement immediately due and payable.

Pursuant to Section V.H of the Agreement, Investor hereby provides Company with notice of Investor’s public sale and disposition of all of the Collateral at 10:00 am Eastern time on Friday, February 28, 2020 at 5330 Yacht Haven Grande, Suite 206, St. Thomas VI 00802.

Pursuant to Section V.H(d) of the Agreement, Company is hereby required to assemble the Collateral and make it available to Investor by 10:00 am Eastern time on Monday, February 10, 2020 at 5330 Yacht Haven Grande, Suite 206, St. Thomas VI 00802.

The foregoing is without waiver of any of Investor’s right or remedies, including, but not limited to, the right to damages for Company’s multiple unexcused material breaches of the Agreement, Debenture and Transaction Documents.

All of the foregoing are without waiver of any rights or remedies of Investor, all of which are expressly reserved.